Exhibit 99


Friday, July 28, 2006, 4:00 pm Eastern Time

Company Press Release

Source:  Penseco Financial Services Corporation

Penseco Financial Services Corporation Reports an Increase in Second Quarter Earnings

     SCRANTON, PA, July 28 -- Penseco Financial Services Corporation (OTC Bulletin Board: PFNS), the Scranton, Pennsylvania based financial holding company of Penn Security Bank & Trust Company reported net income for the three months ended June 30, 2006 increased $41,000 or 2.7% to $1,561,000 or $.73 per share compared with $1,520,000 or $.71 per share from the year ago period. Net interest income after provision for loan losses increased $297,000 or 6.1%, to $5,185,000 for the three months ended June 30, 2006 compared to $4,888,000, for the same quarter of 2005. Largely, the increase resulted from higher interest on loans due to increases in interest rates as well as an increase in net loans of $40.9 million or 14.1%.

     Asset quality continues to remain strong. The allowance for loan losses at June 30, 2006 was $3,900,000 or 1.2% of total loans compared to $3,722,000 or 1.3% of total loans at June 30, 2005. Management continues to believe the loan loss reserve is adequate.

     Other income decreased $471,000 or 22.2% to $1,655,000 for the three months ended June 30, 2006 compared with $2,126,000 for the similar period of 2005. Merchant transaction income decreased $324,000 or 30.7% due to lower transaction volume. Service charges on deposit accounts decreased $10,000 or 4.2%. Other operating income decreased $137,000 or 76.5%, mainly due to lower brokerage income of $93,000 along with the effect of a gain on the sale of foreclosed property for the three month period of June 2005. Total other expenses decreased $265,000 or 5.2% to $4,832,000 for the three months ended June 30, 2006 compared with $5,097,000 for the same period of 2005. Salaries and employee benefits increased $37,000 or 1.6%. Merchant transaction expense decreased by $266,000 or 30.6% due to lower transaction volume. Other operating expenses decreased $25,000 or 1.9%. Applicable income taxes increased $50,000 or 12.6% due to higher operating income.

         For the six months ended June 30, 2006, net income increased $369,000 or 13.3% to $3,135,000 or $1.46 per share compared with the year ago period of $2,766,000 or $1.29 per share. Net interest income after provision for loan losses increased $766,000 or 8.1% to $10,229,000 for the first half of 2006 from $9,463,000 for the same period of 2005. Largely, the increase came from higher interest and fees on loans of $2,566,000 or 29.6%, as net loans increased $40.9 million along with the effect of interest rate increases. Interest on investments declined by $551,000 or 11.2%.

     Other income decreased $779,000 or 17.4% to $3,693,000 during the first half of 2006 from $4,472,000 for the same period of 2005. Service charges on deposit accounts decreased $45,000 or 9.8%. Merchant transaction income decreased $572,000 or 23.7% mainly due to lower transaction volume. Other operating income decreased $158,000 mainly from lower brokerage income of $62,000 and the effect of increased collection efforts on a previously written off cash item and gains on the sale of foreclosed properties during 2005. Total other expenses decreased $548,000 or 5.2% to $9,955,000 during the first half of 2006 compared with $10,503,000 for the same period of 2005. Salaries and employee benefits expense increased $184,000 or 4.0%. Merchant transaction expenses decreased $494,000 or 25.4% due to lower transaction volume. Other operating expenses decreased $204,000 or 7.6% mostly from lower professional fees and general operating expenses. Applicable income taxes increased $166,000 or 24.9% due to higher operating income.

     Dividends increased by 6.1% to $1,504,000 or $.70 per share, compared to $1,418,000 or $.66 per share from the first half of 2005.

     Penn Security Bank & Trust Company is headquartered in downtown Scranton and operates nine branches and twenty-two ATMs in Lackawanna, Wayne and Monroe counties.

     More detailed financial information for the period is available at the Bank's website, www.pennsecurity.com, or at any branch location.